060 Putnam High Yield Advantage Fund 5/31/15 Semiannual Report

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	13,031
Class B	   392
Class C	   529
Class M    2,708

72DD2 (000s omitted)

Class R	   736
Class Y	 2,386

73A1

Class A	0.162
Class B	0.141
Class C	0.140
Class M	0.156

73A2

Class R	0.156
Class Y	0.168

74U1 (000s omitted)

Class A	 79,538
Class B	  2,746
Class C	  3,433
Class M	 16,352

74U2 (000s omitted)

Class R	  4,778
Class Y	 12,203

74V1

Class A	6.11
Class B	5.97
Class C	5.95
Class M	6.10

74V2

Class R	6.10
Class Y	6.37

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.